                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                ECOLAB INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

   [LOGO]
                                                                     ECOLAB INC.
--------------------------------------------------------------------------------
Ecolab Center
St. Paul, Minnesota 55102
612/293-2233

                                                                  March 29, 1996

DEAR FELLOW STOCKHOLDER:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held this year at 10:00 a.m. on Friday, May 10, 1996, at the McKnight Theatre in the Ordway Music Theatre, 345 Washington Street, St. Paul, Minnesota 55102. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at the meeting. We urge you to read both carefully.

We hope you plan to attend the meeting. However, if you will not be able to join us, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card using the enclosed self-addressed envelope.

Sincerely,

/s/ ALLAN L. SCHUMAN                      /s/ MICHAEL E. SHANNON
Allan L. Schuman                          Michael E. Shannon
President and Chief Executive Officer     Chairman of the Board

        YOUR VOTE IS  IMPORTANT. PLEASE COMPLETE  AND RETURN   THE
                    ACCOMPANYING PROXY AS SOON AS POSSIBLE.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 10, 1996

TO THE STOCKHOLDERS OF ECOLAB INC.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Friday, May 10, 1996, at 10:00 a.m. at the McKnight Theatre in the Ordway Music Theatre, 345 Washington Street, St. Paul, Minnesota 55102, for the following purposes (which are more fully explained in the Proxy Statement):

    (1) To elect five Class I Directors to a term to end at the third subsequent annual meeting and one Class III Director to a term to end at the second subsequent annual meeting.

    (2) To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the current year ending December 31, 1996.

    (3) To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 19, 1996, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY.

                                           By Order of the Board of Directors

                                           KENNETH A. IVERSON,
                                           Vice President and Secretary

March 29, 1996

                                  ECOLAB INC.
                    Ecolab Center, St. Paul, Minnesota 55102

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 10, 1996

This Proxy Statement, which is first being mailed to stockholders on or about March 29, 1996, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Ecolab Inc., a Delaware corporation (hereinafter called the "Company"), from holders of Common Stock of the Company, to be voted at the Annual Meeting of Stockholders to be held at 10:00 a.m. on Friday, May 10, 1996, and at any adjournment thereof.

Holders of Common Stock of record at the close of business on March 19, 1996, will be entitled to vote at the meeting and any adjournment thereof. At that time, the Company had outstanding and entitled to vote 64,507,350 shares of Common Stock. Each of such shares is entitled to one vote on each matter presented at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, is required for a quorum for the transaction of business. In accordance with the laws of the State of Delaware, shares represented by a limited proxy (i.e., a broker non-vote) or represented by a proxy with instructions to abstain will be counted in determining whether a quorum is present. However, as described elsewhere in this Proxy Statement, such broker non-votes or abstained shares will not be counted for purposes of determining the election of directors or for passage or ratification of matters submitted to stockholders.

If the stockholder is a participant in the Company's Dividend Reinvestment Plan and/or the Company's Employee Stock Purchase Plan, the proxy represents the number of shares held on account of the participant in those plans as well as shares held of record by the participant. With respect to participants and beneficiaries of the Company's defined contribution 401(k) Savings Plan, the proxy also serves as the voting instruction card to the plan trustee and represents your proportional interest in shares of Common Stock beneficially held by the trustee.

Proxies in proper form received by the time of the meeting will be voted as specified. A stockholder giving a proxy may revoke it at any time before it is exercised by submitting a written revocation, a subsequently dated proxy, or by attending the meeting and voting in person.

The Company will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telegraph or personally. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies for a fee of $8,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to entities which have reported to the Securities and Exchange Commission ("SEC") or have advised the Company that they are a "beneficial owner," as defined by the SEC rules and regulations, of more than five percent of the Company's outstanding Common Stock.

                                                    AMOUNT AND
                                                     NATURE OF
                    NAME AND ADDRESS                BENEFICIAL        PERCENT OF
CLASS              OF BENEFICIAL OWNER               OWNERSHIP         CLASS(1)
---------------------------------------------------------------------------------
Common     Henkel KGaA                              8,137,056(2)          12.6%
           Henkelstrasse 67
           Postfach 1100
           40191 Dusseldorf 13
           Germany
Common     HC Investments, Inc.                     7,333,332(3)          11.4%
           1105 North Market Street
           Suite 1300
           Wilmington, DE 19899
Common     Southeastern Asset                       6,065,241(4)           9.4%
           Management, Inc.
           6075 Poplar Avenue
           Suite 900
           Memphis, TN 38119
Common     Trimark Investment                       4,715,800(5)           7.3%
           Management Inc.
           One First Canadian Place
           Suite 5600, P. O. Box 487
           Toronto, Ontario M5X 1E5

(1) The percent of class is based on the number of voting shares outstanding as of March 19, 1996, and the beneficial owner's most recent report of share ownership.

(2) Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that all voting stock of Henkel KGaA is controlled by members of the Henkel family. Voting shares of the Company beneficially owned by Henkel KGaA are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found at page 21 hereof under the heading "Certain Transactions."

(3) HC Investments, Inc., a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Voting shares of the Company beneficially owned by HC Investments, Inc. are bound by the terms of the agreement between the Company and Henkel KGaA, as described at page 21 hereof.

(4) On January 31, 1996, Southeastern Asset Management, Inc., an investment advisor, reported that it had sole dispositive authority and sole voting power over 5,372,141 and 5,212,141, respectively, of the shares; shared dispositive authority and shared voting power over 600,000 of the shares; no dispositive authority over 93,100 of the shares; and no voting power over 253,100 of the shares.

(5) Trimark Investment Management Inc., registered under the Securities Act of Ontario, Canada and as sole trustee of certain Ontario mutual funds, informed the Company that, as of December 31, 1995, it had sole dispositive authority and sole voting power over all 4,715,800 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following information with regard to the beneficial ownership of the Company's Common Stock at March 14, 1996 has been furnished by the respective directors, nominees, or executive officers or obtained from the records of the Company.

                                                              PERCENT OF COMMON
                                      AMOUNT AND NATURE OF    STOCK BENEFICIALLY
      NAME OF BENEFICIAL OWNER        BENEFICIAL OWNERSHIP          OWNED
Allan L. Schuman                         385,170(1)(3)                *
Michael E. Shannon                       317,153(1)(2)(3)             *
John P. Spooner                           17,996(1)(3)                *
James L. McCarty                          38,477(1)(3)                *
Gerald K. Carlson                        155,699(1)(3)                *
Pierson M. Grieve                      1,268,474(1)(2)(3)             2.0%
Ruth S. Block                             11,460(3)                   *
Russell G. Cleary                         36,362(3)(4)                *
James J. Howard                            9,962(3)                   *
Joel W. Johnson                              150                      *
Jerry W. Levin                             7,822(3)                   *
Reuben F. Richards                        12,362(3)                   *
Richard L. Schall                         14,362(3)                   *
Roland Schulz                              7,059(3)                   *
Philip L. Smith                           10,562(3)                   *
Hugo Uyterhoeven                           6,902(3)                   *
Albrecht Woeste                            9,459(3)                   *
Current Directors and Executive        2,783,838(5)                   4.3%
 Officers as a Group (22 persons)

*   Percentage of shares beneficially owned does not exceed one percent.

(1) Includes the following shares held by officers in the Ecolab Savings Plan as of the last Plan report: Mr. Schuman, 5,354; Mr. Shannon, 17,111; Mr. Spooner, 496; Mr. McCarty, 18,734; Mr. Carlson, 4,862; and Mr. Grieve, 29,424.

(2) Includes the following shares held by members of the director's or officer's immediate family sharing the same household: Mr. Shannon, 29,434; and Mr. Grieve, 18,544.

(3) Includes the following shares which could be purchased by Messrs. Schuman, Shannon, Spooner, McCarty, Carlson and Grieve under the Company's 1977 and 1993 Stock Incentive Plans and, in the case of non-employee directors, under the 1988 and 1995 Non-Employee Director Stock Option Plans, within 60 days from March 14, 1996: Mr. Schuman, 265,300; Mr. Shannon, 198,100; Mr. Spooner, 7,500; Mr. McCarty, 11,100; Mr. Carlson, 105,750; Mr. Grieve, 787,000; Ms. Block, 7,600; Mr. Cleary, 7,600; Mr. Howard, 5,200; Mr. Levin,
    3,600; Mr. Richards, 3,600; Mr. Schall, 7,600; Mr. Schulz, 2,800; Mr. Smith, 6,800; Mr. Uyterhoeven, 4,400; Mr. Woeste, 4,400.

(4) Mr. Cleary is president and director of a charitable trust as to which he has investment and voting power. Four thousand (4,000) shares of the Company's Common Stock are owned by that Trust and are reported herein as shares beneficially owned by Mr. Cleary. Mr. Cleary disclaims a pecuniary interest in such shares.

(5) Includes 72,211 shares held by or on behalf of family members of directors and executive officers, 10,762 shares held in trusts over which certain directors or executive officers have voting authority and/ or power of disposition, 101,770 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports, 1,704,850 shares to which these persons have the right to acquire beneficial ownership within sixty days of March 14, 1996, by the exercise of stock options granted under the Company's 1977 and 1993 Stock Incentive Plans or the 1988 and 1995 Non-Employee Director Stock Option Plans and 97,940 shares held by executive officers under restricted stock awards granted under the Company's 1977 and 1993 Stock Incentive Plans and which are subject to events of forfeiture.

                             ELECTION OF DIRECTORS

The business and affairs of the Company are managed under the overall direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to four standing committees: Audit, Compensation, Finance and Governance.

There were six meetings (four regular and two special) of the Board of Directors during the year ended December 31, 1995. Each director except Messrs. Richards and Woeste attended at least 75 percent of Board and Committee meetings. Overall attendance at Board and Committee meetings was 91 percent.

The Audit Committee, currently comprised of Messrs. Cleary, Richards, Schall (Chairman), Uyterhoeven and Woeste, met four times during the past year. The Committee, which is comprised entirely of independent directors, assists the Board of Directors in overseeing management's discharge of its duties for the preparation of interim and annual financial statements and for maintaining financial control of operations. Principal responsibilities include (a)
oversight of the accuracy of public financial reports, including review of the plan and scope of the annual audit, the results of the audit and the independence of the independent accountants, (b) providing oversight assurance that the Company has an effective system of internal controls and (c) providing oversight assurance that the Company has effective controls against employee conflict of interest and fraud and reasonably complies with related laws. The Committee also recommends to the Board of Directors with regard to the retention of the Company's independent accountants. In addition, the Committee assists the Board of Directors in overseeing the accounting controls and policies and reporting practices of the Henkel-Ecolab Joint Venture, an entity described at page 21 hereof under the heading "Certain Transactions" and whose financial statements are filed as a part of the Company's Annual Report on Form 10-K. The Committee meets regularly with the Company's management and internal auditors, and with the Company's independent accountants.

The Compensation Committee, currently comprised of Ms. Block and Messrs. Howard, Levin, Schulz and Smith (Chairman), met four times during the past year. The Committee is comprised entirely of independent directors. The principal functions of this Committee are to review and approve (a) the Company's overall compensation policy and executive salary plan, (b) the base salary of all non-director corporate officers and of other executives meeting specified compensation levels, and (c) the design, amendment, establishment and termination of the Company's employee benefit plans and related trusts. The Committee also administers the Company's stock and cash-based incentive plans for executives, and makes recommendations to the Board with respect to (a) the base salary and other compensation of officers of the Company who also serve as directors, and (b) the design and establishment of long-term executive compensation and executive benefit plans. To assist the Committee in the design and review of executive compensation programs, the Board has selected and retained an independent compensation consultant who reports directly to the Committee. A report by the Committee on executive compensation is located on pages 11 through 14 hereof.

The Finance Committee, currently comprised of Ms. Block and Messrs. Grieve, Richards (Chairman), Schall, Schulz, Shannon and Uyterhoeven, met five times during the past year. The principal functions of this Committee are to review and make recommendations to the Board concerning (a) the financial condition, financial policies and standards, and long-range financial objectives of the Company, (b) the Company's financing requirements, including the evaluation of management's proposals concerning funding vehicles to meet such requirements,
(c) debt limits, (d) dividends,  (e) the Company's capital expenditures  budget,
(f) adequacy of insurance coverage and (g) the financial structure and policies of the Henkel-Ecolab Joint Venture with particular attention to their impact on the financial condition of the Company. The Committee also evaluates acquisitions and divestitures of businesses from a financial standpoint. The Committee oversees a management committee which is charged with monitoring the performance of trust assets held in the Company's benefit plans.

The Governance Committee, currently comprised of Messrs. Cleary, Howard (Chairman), Levin, Schuman, Smith and Woeste, met three times during the past year. The Governance Committee (a) reviews and recommends to the Board policies for the composition of the Board, (b) identifies, interviews, evaluates and recommends to the Board prospective director nominees, (c) reviews and makes recommendations to the Board with regard to compensation for Board service and the performance of individual directors, (d) reviews and recommends to the Board changes in the Company's By-Laws, (e) reviews and recommends to the Board with respect to Board organization, management succession and corporate governance issues, social responsibility and the Company's environmental practices, (f) administers the Board's CEO evaluation and Board effectiveness review processes, and (g) undertakes projects which do not fall within the jurisdiction of other committees of the Board. Recommendations by stockholders of potential director nominees may be directed to the Governance Committee in care of the Secretary of the Company, at the Company address located at the top of page 1.

Under the Company's Restated Certificate of Incorporation, the number of directors is determined exclusively by the Board. Currently, the Board has fixed the number of directors at 13.

Pursuant to the agreement between the Company and Henkel KGaA described at page 21 hereof under the heading "Certain Transactions," Henkel is entitled to designate a number of persons to be nominated for election to the Company's Board of Directors proportionate to Henkel's shareholding in the Company rounded to the nearest whole number. As of March 19, 1996, Henkel held approximately 24.0% of the Company's outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Roland Schulz, Albrecht Woeste and Hugo Uyterhoeven have been appointed or elected to the Board pursuant to designation by Henkel.

The Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years.

The term of Class I Directors expires with this Annual Meeting of Stockholders. Messrs. Howard, Levin, Richards, Schall and Schulz are the nominees for election to the Board as Class I Directors and all have previously served as directors of the Company. Class I Directors being elected at the current Annual Meeting will serve until the 1999 Annual Meeting expected to be held in the Spring of 1999, or until their successors have been duly elected and qualified. Mr. Grieve, a Class III Director who has served as director of the Company since 1983, will retire with this Annual Meeting of Stockholders. Mr. Joel W. Johnson is a nominee for election to the Board as a Class III Director to replace Mr. Grieve for a term ending with the Annual Meeting expected to be held in the Spring of 1998, or until his successor has been duly elected and qualified. Mr. Johnson has not previously served as a director of the Company. The remaining directors of Class III will continue in office as will the directors of Class II. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected.

The directors shall be elected by a plurality of the votes cast. The six director nominees receiving the highest vote totals will be elected. Shares represented by proxy which contain instructions to "withhold" voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. It is intended that proxies solicited by the Board of Directors will (unless otherwise directed) be voted for the election of the six nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election, the proxies solicited by the Board of Directors will be voted for such substituted nominee as is selected by the Board of Directors, or the Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

The following information with regard to business experience has been furnished by the respective directors or nominees or obtained from the records of the Company.

--------------------------------------------------------------------------------

           NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS -- CLASS I
                            (FOR A TERM ENDING 1999)

--------------------------------------------------------------------------------

                  JAMES J. HOWARD, age 60.
                  Chairman  of the Board, President  and Chief Executive Officer
    [PHOTO] of Northern States Power Company, an operating public utility primarily engaged in the generation, transmission and distribution of electricity and the distribution of natural gas. Director of Ecolab since 1991. Chairman of the Governance Committee and member of the Compensation Committee. After holding various positions with affiliates of the Bell companies, was, in 1983, named President and Chief Operating Officer of Ameritech, the Chicago-based holding company for the Bell companies serving Illinois, Indiana, Michigan, Ohio and Wisconsin. Joined Northern States Power Company as President and Chief Executive Officer in February, 1987 and became Chairman of the Board in March, 1988. Relinquished the position of President from July, 1990 through November, 1994. Director of Honeywell Inc., Northern States Power Company, ReliaStar Financial Corp. (formerly The NWNL Companies, Inc.), the Federal Reserve Bank of Minneapolis and Walgreen Company.

--------------------------------------------------------------------------------

                  JERRY W. LEVIN, age 51.
                  Chairman and Chief Executive Officer of Revlon, Inc., a beauty
    [PHOTO] care company. Director of Ecolab since 1992. Member of the Compensation Committee and Governance Committee.
                  Served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989. In 1989, joined MacAndrews & Forbes which controls Revlon, Inc., The Coleman Company and Marvel Inc., among other companies. Appointed
                  Chairman of Revlon in November, 1995, having served as Revlon's President since 1991, and later Chief Executive Officer. Prior thereto was Chairman of Coleman, the parent company of The Coleman Company, Inc., an outdoor recreational products company. Director of Apogee Enterprises, Inc., Coleman Worldwide Corp., The Coleman Company, Inc., First Bank System Inc., Meridian Sports Inc., Revlon, Inc. and Revlon Worldwide Corp.

--------------------------------------------------------------------------------

                  REUBEN F. RICHARDS, age 66.
                  Chairman  of   the  Board   of  Terra   Industries  Inc.,   an
    [PHOTO] agribusiness. Director of Ecolab since 1983. Chairman of the Finance Committee and member of the Audit Committee. Chairman of the Board of Terra Industries Inc. since December, 1982. Served as Chief Executive Officer from December, 1982 to May, 1991 and as President from July, 1983 to May, 1991. Chairman of the Board of Engelhard Corporation from May, 1985 to December, 1994 and Chairman of the Board of Minorco (U.S.A.) Inc. since May, 1990. Also named President and Chief Executive Officer of Minorco (U.S.A.) Inc. in February, 1994. Director of Potlatch Corporation and Santa Fe Energy Resources, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  RICHARD L. SCHALL, age 66.
                  Consultant  since 1985. Retired Vice Chairman of the Board and
    [PHOTO] Chief Administrative Officer of Dayton Hudson Corporation, a national retailer. Director of Ecolab since 1978. Chairman of the Audit Committee and member of the Finance Committee. Joined Dayton Hudson in 1972 as Vice President and Controller. Retired in 1985 as Chief Administrative Officer and Vice
                  Chairman of the Board, a position he had held since 1977. Director of Medtronic, Inc., Meritex, First Bank System, Inc. and CTL Credit Inc.

--------------------------------------------------------------------------------

                  ROLAND SCHULZ, age 54.
                  Executive Vice  President in  charge  of Human  Resources  and
    [PHOTO] member of the Executive Board of Henkel KGaA, Dusseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since August, 1993. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Member of the Compensation Committee and Finance Committee. Joined Henkel in 1972 and held various operational and marketing executive positions in the Henkel organization. Appointed Vice President of Henkel KGaA in charge of personnel in 1990. In 1991, named Executive Vice President and became a member of the Henkel KGaA Executive Board. Director of Gothaer Lebensversicherung AG, Goettingen (Life Insurance).

--------------------------------------------------------------------------------

          NOMINEE FOR ELECTION TO THE BOARD OF DIRECTORS -- CLASS III
                            (FOR A TERM ENDING 1998)

--------------------------------------------------------------------------------

                  JOEL W. JOHNSON, age 52.
                  Chairman of the Board,  President and Chief Executive  Officer
    [PHOTO] of Hormel Foods Corporation, a processor and marketer of meat and food products.
                  Following an extensive career at General Foods Corporation, joined Hormel Foods Corporation in 1991 as Executive Vice President -- Sales & Marketing. Advanced to President in 1992, Chief Operating Officer and Chief Executive Officer in 1993 and Chairman of the Board in 1995. Director of Hormel Foods Corporation, The Hormel Foundation, Meredith Corporation, American Meat Institute and Grocery Manufacturers Association. Also a Trustee of Hamilton College and member of Board of
                  Overseers of The Carlson School of Management at the University of Minnesota.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

         MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE -- CLASS II
                            (FOR A TERM ENDING 1997)

--------------------------------------------------------------------------------

                  RUTH S. BLOCK, age 65.
                  Retired  Executive Vice President  and Chief Insurance Officer
    [PHOTO] of The Equitable Life Assurance Society of the United States, an insurance and investment company. Director of Ecolab since 1985. Member of the Compensation Committee and Finance Committee.
                  Joined Equitable in 1952. Elected Executive Vice President in 1980; Chairman and Chief Executive Officer of EVLICO in 1980 and Chief Insurance Officer of Equitable in 1984; retired in 1987. Director of Alliance Capital Mutual Funds (38 Funds) and Amoco Corporation.

--------------------------------------------------------------------------------

                  RUSSELL G. CLEARY, age 62.
                  Chairman of the  Board and Chief  Executive Officer of  Cleary
    [PHOTO] Management Corporation, a privately-held business and real estate development corporation. Director of Ecolab since 1981. Member of the Audit Committee and the Governance Committee. Served as Chairman of the Board, President and Chief Executive Officer of G. Heileman Brewing Company, Inc., a producer of malt beverages and bakery goods, from 1971 to 1988, when
                  Heileman became a subsidiary of Bond Corporation Holdings Ltd., a Western Australian company. Returned to Heileman and served as Co-Chief Executive Officer from June through December, 1994 following the purchase of Heileman by Hicks, Muse, Tate & Furst, Inc., Dallas. Chairman of the Board of
                  First State Bancorp, Inc. and Director of A.O. Smith Corporation.

--------------------------------------------------------------------------------

                  ALLAN L. SCHUMAN, age 61.
                  President  and Chief Executive Officer  of Ecolab. Director of
    [PHOTO] Ecolab since 1991. Member of the Governance Committee. Joined Ecolab in 1957 and after promotions through all levels of sales and marketing positions in the Company's Institutional Division, became a Vice President, Institutional, Marketing and National Accounts in 1972. Promoted to Vice President and Director, Institutional Division in 1979 and to Senior Vice President of the Company in 1984. In 1985 was named Executive Vice President and in 1988, President, Ecolab Services Group. Promoted to President and Chief Operating Officer of the Company in August, 1992. Named President and Chief Executive Officer in March, 1995. Director of International Foodservice Manufacturers Associ-ation, American Marketing Association Services Council, Hazelden Foundation and the Ordway Music Theatre. Trustee of the Culinary Institute of America.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  MICHAEL E. SHANNON, age 59.
                  Chairman of  the  Board, Chief  Financial  and  Administrative
    [PHOTO] Officer of Ecolab. Director of Ecolab since 1991. Member of the Finance Committee.
                  From 1975 to 1984 held various senior financial positions with Republic Steel Corporation, including from 1982 to 1984, Executive Vice President and Chief Financial Officer. In April, 1984 joined Ecolab as Executive Vice President and Chief Financial Officer. From December, 1984 to October, 1990 held the additional position of Chief Administrative Officer and from June, 1988 to October, 1990 was also President of ChemLawn Services Corporation, a former subsidiary of the Company, and from October, 1990 to May, 1992 also served as President of the Residential Services Group of the Company. Assumed positions of Vice Chairman and Chief Administrative Officer in August, 1992 and named Chairman of the Board effective January 1, 1996. Trustee of the Minnesota Mutual Life Insurance Company, Director of National Association of Manufacturers and Minnesota Public Radio. Chairman of the Minnesota Orchestral Association.

--------------------------------------------------------------------------------

        MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE -- CLASS III
                            (FOR A TERM ENDING 1998)

--------------------------------------------------------------------------------

                  PHILIP L. SMITH, age 62.
                  Former Chairman of  the Board, President  and Chief  Executive
    [PHOTO] Officer of The Pillsbury Company. Director of Ecolab since 1989. Chairman of the Compensation Committee and member of the Governance Committee.
                  Joined General Foods Corporation in 1966. After holding various positions with General Foods, assumed the position of Chairman, President and Chief Executive Officer in 1987. In August, 1988 became Chairman of the Board, President and Chief Executive Officer of The Pillsbury Company, a position held until the acquisition of Pillsbury by Grand Metropolitan Public Limited Company in January, 1989. Director of Whirlpool Corporation and U.S. Trust Corporation.

--------------------------------------------------------------------------------

                  HUGO UYTERHOEVEN, age 64.
                  Timken  Professor of Business  Administration, Graduate School
    [PHOTO] of Business Administration, Harvard University. Elected pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Director of Ecolab since 1992. Member of the Audit Committee and Finance Committee. Member of the Harvard Business School Faculty since 1960 where he has served as Chairman of the Advanced Management Program, Chairman of the General Management Area, and Senior Associate Dean. Director of Bombardier Inc., Brown, Boveri & Co. Ltd., Ciba-Geigy AG, Harcourt General, Inc. and The Stanley Works.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                  ALBRECHT WOESTE, age 60.
                  Owner of  R. Woeste  GmbH  & Co.  KG, Dusseldorf,  Germany,  a
    [PHOTO] privately-held manufacturer of tube fittings made of steel, malleable iron and special castings. Member of the Henkel family which controls Henkel KGaA, Dusseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives and Chairman of the Shareholders'
                  Committee and the Supervisory Board of Henkel. Elected pursuant to an understanding between the Company and Henkel (see information found at page 5 hereof under the heading "Election of Directors"). Director of Ecolab since 1991. Member of the Audit Committee and Governance Committee.
                  Owner of R. Woeste GmbH & Co. KG, a family business enterprise, since 1963. Named to the position of Vice Chairman of the Shareholders' Committee of Henkel KGaA in 1965 and appointed Chairman in 1990. Chairman of the Supervisory Board of Henkel KGaA. Member of the Supervisory Board of Deutsche Bank AG and of ALLIANZ Lebensversicherungs - AG (Life Insurance). President Dusseldorf Chamber of Industry and Commerce.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee (the "Committee") of the Company's Board of Directors is responsible for the overall executive compensation program and each component. The Company's management and an independent compensation consultant provide competitive data and assistance to help the Committee carry out its responsibilities. The Board holds authority to ratify certain actions of the Committee.

The Committee reviews each executive compensation component annually to maintain alignment with the Company's goals and philosophy.

PHILOSOPHY: The Committee uses compensation to help communicate desired business results to executives, influencing them to make decisions to produce those results. The program must be competitive to attract, retain and motivate executives, and it must reinforce and complement sound management practices. In addition, the executives' interests must be effectively aligned with those of our shareholders and to this end, the Committee has developed executive stock ownership guidelines to ensure that executives accumulate a significant ownership stake and are vested in maximizing short-and long-term shareholder returns.

Each component of the executives' compensation is targeted at the median of a broad range of United States manufacturing and service companies, representing a more broad index for comparison than the Standard & Poor's Specialized Services Index represented in the performance graph on page 18. The Committee consults a number of general industry surveys which collect a significant portion of their data from the Standard & Poor's 500 Index or equivalent companies. The data are adjusted through regression analysis to reflect the Company's size relative to those companies included in the data. This size adjusted data of the "comparator group" of companies is the information relied upon by the Committee to provide a generally accurate representation of the relevant competitive market.

The overall executive compensation program is designed to target median pay for median Company performance. To the extent the Company's performance exceeds the general industry median performance, total compensation will also exceed median levels. Conversely, total compensation will be less than the median if Company performance falls below the median performance level.

COMPONENTS:   The  Company's compensation  program for  executives includes four
components,  each  of  which  plays  a  specific  role  in  the  overall   total
compensation approach, including:

        - Base Salary;
        - Management Incentive Plan or Management Performance Incentive Plan;
        - Long-term incentives; and
        - Benefits/perquisites.

    BASE SALARY: The Company's philosophy is to set base salaries at the competitive market median, as represented by the comparator group. However, individual performance is also taken into account in determining any variations from the median. Surveys provide the data needed to determine the market median base salary opportunities of the comparator group (as described above). The Committee reviews the base salary of each officer on an annual basis in light of the market data and the officer's individual performance to determine whether an increase in base pay is appropriate. In 1995, executive officers' base salary increases averaged 4.9 percent, excluding promotional increases.

    As reflected in the Summary Compensation Table on page 15, the Committee increased Mr. Schuman's base salary by 25 percent. This increase was effective  on  March  1, 1995,  the  date  of Mr.  Schuman's  promotion from
    President and Chief Operating Officer to President and Chief Executive Officer ("CEO"). The median base pay of the comparator group was significantly higher than Mr. Schuman's base salary. The Committee did not increase Mr. Schuman's base salary to a level equal to the comparator group median given his lack of tenure in the position, but did approve a substantial increase to bring his salary closer to the market. Mr. Grieve, who was CEO until March 1, 1995 and who retired as Chairman of the Board on December 31, 1995, did not receive a base salary increase in 1995, as his salary was at a level consistent with the median base pay of the comparator group.

    MANAGEMENT  INCENTIVE  PLAN  (MIP)/MANAGEMENT  PERFORMANCE  INCENTIVE   PLAN
    (MPIP): The MIP is a cash-based annual incentive plan that focuses executives' attention on achieving competitive annual business goals. The Committee, with input from management, sets specific performance goals at the beginning of each year and communicates them to the Company's executives. A mix of corporate and business unit goals is used to assure that executives have a measure of control over the factors affecting their awards. The Committee also establishes median awards, expressed as a percentage of base salary, to be paid for achieving the performance goals. These target awards are set by the Committee based on the median annual incentive awards paid by the comparator group and form the basis from which minimum, premium, and maximum awards are determined.

    The MPIP is a shareholder approved plan which is essentially the same as the MIP. The MPIP was adopted in response to Section 162(m) of the Internal Revenue Code, which disallows deductions by public corporations of certain executive compensation in excess of $1,000,000 unless the plan meets certain requirements. For 1995, Mr. Schuman and Mr. Grieve were the only participants in this plan.

    Mr. Grieve, Mr. Schuman, and Mr. Shannon, as well as other executives with corporate-wide responsibility, earn awards based solely on the achievement of Earnings Per Share (EPS) goals. The Committee establishes annual EPS levels that must be achieved to receive threshold, median, premium and maximum awards. Economic projections and the compounded annual EPS growth over five-year and ten-year periods for the Standard & Poor's 500 Index are the basis for the EPS goals.

    Executives with business-unit responsibility earn MIP awards by meeting unit-specific operating income goals. As long as operating income thresholds are met, other financial or strategic factors can also affect the size of the awards. The weight of each performance measure varies between business units. In 1995, the average weighting of the performance measures for the majority of the business units was 48% operating income, 38% sales, and 10% cash flow. The remaining performance measures, which fluctuated more greatly between units, included measures such as capital expenditure, selling expense, and inventory control.

    The Committee, in general, makes awards based strictly on level of achievement against pre-established goals. However, under the MIP, the Committee may, in its sole discretion, make awards at a level higher or lower than that determined by strict application of achievement against goals based upon such other business criteria as the Committee determines appropriate.

    Awards under the MPIP for 1995 performance were 96.67% of base salary for both Mr. Schuman and Mr. Grieve. The awards were based on the Company's 1995 EPS growth of 11.9% over 1994 pro forma results, and were derived based on the EPS performance levels and corresponding cash award levels established by the Committee at the beginning of the plan year using the methodology described above. The potential cash awards for 1995, as established by the Committee, ranged from a threshold of 20% of base salary to a maximum of 120% of base salary. Under the MPIP, the Committee is allowed only downward discretion in determining the award, and no adjustment was made to the awards.

    LONG-TERM INCENTIVES: The Committee uses grants of stock options and restricted stock to deliver a competitive compensation package that motivates executives to make decisions that will increase the value of Company stock, thus providing an appropriate focus on the long-term growth of the Company. When executives deliver sustained superior returns to shareholders by outperforming the general industry, they increase their own compensation accordingly.

    Options are granted with exercise prices equal to the fair market value of the Company's shares on the date of grant, providing no value to the executive unless the Company's stock price increases after the grants are made. The options vest at a rate of twenty-five percent annually and have an option term of ten years.

    Restricted stock vests in equal installments on the second and fourth anniversary of the grant. The Committee uses restricted stock as a component of long-term executive compensation for two reasons: (1) similar to options, restricted stock aligns executive pay with shareholder value over the long-term; and (2) restricted stock grants provide a retention incentive, decreasing the likelihood of costly, disruptive executive turnover.

    The Committee makes stock incentive grants at the median gain opportunity awarded to executives in similar positions in the comparator group, as computed by the Committee's consultant. The grants consist primarily of stock options so that the mix between stock options and restricted stock reflects competitive market practices. The mix represents the average percent of gain opportunity offered by the comparator group in the form of stock options (such percentage being granted by the Committee in the form of stock options) versus other long-term incentive vehicles (such percentage being granted by the Committee in the form of restricted stock). This results in the Company's executives receiving the same percentage of their total long-term gain opportunity in stock options as do the comparator companies, on average.

    In 1995, the Committee implemented a program which allowed for the granting of a special stock incentive award recognizing those executive who had achieved their targeted ownership levels pursuant to stock ownership guidelines which had been established by the Committee in 1991. The approved award program is a one-time additional stock option and restricted stock award equal to 10% of the executives' annual stock option and restricted stock awards. The Committee implemented the program to reinforce the importance of executives maintaining an ownership stake in the Company and to reward and recognize those executives who achieve this goal. In 1995, most executive officers received such a special award. In general, executive officers who did not receive an award had not been in their positions long enough to achieve targeted ownership levels.

    On March 1, 1995, the Committee granted to Mr. Schuman options to purchase 200,000 shares with an exercise price of $22.875 and a restricted stock grant in the amount of 25,000 shares, as detailed in the Summary Compensation Table on page 15. The Committee based Mr. Schuman's stock incentives upon the median gain opportunity of the comparator group, as well as a recommendation by the independent compensation consultant on the median gain opportunity of long-term incentive awards granted in the market under similar promotion situations. The Committee also granted to Mr. Schuman options to purchase 7,800 shares with an exercise price of $26.8125 and a restricted stock grant in the amount of 730 shares on August 18, 1995 for Mr. Schuman's achievement of his stock ownership target. Mr. Schuman's award under this program was granted at 10% of the 1995 guideline award for the CEO position.

    On March 1, 1995, the Committee granted to Mr. Grieve options to purchase 125,000 shares with an exercise price of $22.875 and a restricted stock grant in the amount of 15,000 shares. The Committee based Mr. Grieve's stock incentives upon three factors. The first consideration included median guidelines as viewed over the period beginning in 1990 and ending in 1995. Specifically, the Committee provided an annual award which would provide over the period of 1990 through 1995 a cumulative total of stock incentives which would be equal to the total of the competitive medians for each year over that period. Secondly, Mr. Grieve's stock incentive included an award for achievement of his stock ownership target. The final factor in determining the size of the award was Mr. Grieve's pending retirement. The Committee increased the size of the award as described above in recognition of Mr. Grieve's numerous significant accomplishments in leading the Company during his tenure with the organization.

    SPECIAL AWARD: At its February, 1996 meeting, the Committee, after receiving a completed performance report conducted by the Governance Committee on Mr. Schuman's 1995 accomplishments, agreed to award Mr. Schuman a one-time recognition award in the amount of $50,000. This award was granted to Mr. Schuman in recognition of the excellent work he performed in connection with the 1995 management transition.

    BENEFITS/PERQUISITES:    Executive  benefits and  perquisites  are primarily
    attraction and retention tools. They provide protection against the financial catastrophes that can result from illness, disability and death. They meet basic executive needs, allowing them to focus their attention on the Company's business goals. The Company surveys the practices of the comparator group and matches its benefits and perquisites to those provided by a majority of companies.

    CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER RETIREMENT: Pierson M. Grieve retired from the Chairman of the Board position effective December 31, 1995, having relinquished the Chief Executive Officer position February 28, 1995. Mr. Grieve had served as Chairman and CEO since 1983. Provisions applicable to Mr. Grieve's retirement are described on pages 19 and 20 under the section titled Agreements With Former Chief Executive Officer. A substantial portion of Mr. Grieve's retirement provisions were factored into his employment agreement. The Committee's actions taken in respect of Mr. Grieve's retirement, outside of those provided for under his employment agreement, reflect competitive practices in these same circumstances, and the Committee's judgment as to what was appropriate and reasonable in light of Mr. Grieve's service, position and contributions to the success of the Company.

POLICY WITH RESPECT TO THE $1 MILLION DEDUCTION LIMIT: Section 162(m) of the Internal Revenue Code generally limits corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million, unless certain requirements are met. The Committee's intent is to operate its compensation programs for the executive officers subject to the deduction limit so the corporate tax deduction is maximized on compensation paid. However, the Committee will do so only to the extent practicable and consistent with the Company's overall compensation philosophy.

CONCLUSION: The Committee believes that these executive compensation policies and programs serve the interests of shareholders and the Company effectively. The various pay vehicles utilized maintain an appropriate balance between motivating achievement of short-term goals and strategically leading the Company in a direction to provide long-term success. We will continue to monitor the effectiveness of the Company's total compensation program to ensure that it meets the needs of the Company.

               Ruth S. Block                      Roland Schulz
               James J. Howard                    Philip L. Smith
               Jerry W. Levin

                           SUMMARY COMPENSATION TABLE

The following table shows cash and non-cash compensation for each of the last three years ended December 31 for the persons who during 1995 served as the Company's Chief Executive Officer and for the next four most highly compensated executive officers who were serving in those capacities at December 31, 1995. No other individuals served in those capacities at any time during the year. All stock incentive figures have been adjusted to give effect to the Company's 100 percent stock dividend paid January 18, 1994.

                                                                                  LONG TERM COMPENSATION
                                                                                 ------------------------
                                                                                          AWARDS
                                                ANNUAL COMPENSATION              ------------------------
                                      ----------------------------------------   RESTRICTED    SECURITIES
                                                                OTHER ANNUAL        STOCK      UNDERLYING       ALL OTHER
                                      SALARY(1)  BONUS(1,2)    COMPENSATION(3)   AWARD(S)(4)     OPTIONS     COMPENSATION(5)
 NAME AND PRINCIPAL POSITION    YEAR     ($)         ($)             ($)             ($)           (#)             ($)
----------------------------------------------------------------------------------------------------------------------------
Allan L. Schuman,               1995  $ 483,333   $517,200(7)      $  2,136       $597,653       200,000         $28,516
 President and Chief            1994  $ 400,000   $380,000         -0-            $109,375        50,000         $27,900
 Executive Officer(6)           1993  $ 364,900   $328,400         -0-            $ 82,175        46,800         $27,874
Michael E. Shannon,             1995  $ 380,000   $310,000         $  2,037       $108,873        39,380         $20,700
 Chairman of the Board, Chief   1994  $ 362,000   $343,900         $    277       $ 87,500        40,000         $25,677
 Financial and Administrative   1993  $ 348,300   $313,500         -0-            $ 69,200        37,400         $26,929
 Officer(6)
John P. Spooner,(8)             1995  $ 322,350   $146,700         -0-            $133,750        30,000         $14,072
 Senior Vice President --       1994  $ 168,239   $200,000(9)      $105,532       $109,375        30,000         $13,485
 Industrial                     1993     --         --              --              --            --             --
James L. McCarty,(10)           1995  $ 250,000   $165,000         $  1,296       $ 79,448        19,250         $12,450
 Senior Vice President --       1994  $ 220,000   $155,000         $    570       $ 59,063        15,200         $ 6,700
 Institutional North America    1993     --         --              --              --            --             --
Gerald K. Carlson,              1995  $ 273,300   $ 96,800         $    147       $ 58,850        13,750         $11,103
 Senior Vice President --       1994  $ 273,300   $ 95,700         $  1,561       $ 48,125        15,000         $15,570
 International                  1993  $ 256,510   $135,800         -0-            $ 43,250        20,000         $18,844
Pierson M. Grieve,              1995  $ 600,000   $580,000         $ 12,715       $346,875       125,000         $70,400
 Retired Chief Executive        1994  $ 600,000   $681,900         -0-            $306,250        70,000         $42,957
 Officer(6)                     1993  $ 575,000   $575,000         -0-              -0-           78,000         $41,575

(1)  Includes  amounts deferred  under Section  401(k) of  the Internal  Revenue
    Code, pursuant to the Company's Savings Plan, amounts deferred under a non-qualified deferred compensation plan maintained by the Company for a select group of executives and salary reductions per Section 125 of the Internal Revenue Code.

(2) Represents annual cash awards under the Company's Management Incentive Plan ("MIP") or, if applicable, the Company's Management Performance Incentive Plan ("MPIP"). The MIP and MPIP are discussed at page 12 hereof in the "Report of the Compensation Committee on Executive Compensation."

(3) Represents payment by the Company of: (i) certain payroll taxes under the Company's non-contributory non-qualified supplemental defined benefit plans referred to in the text following the "Pension Plan Table" on page 18; and
    (ii) in the case of Mr. Spooner, certain relocation expenses ($85,343) incurred in 1994 and certain payroll taxes thereon. The Company maintains executive death and supplemental long-term disability benefits for a select group of executives, which benefits are self-funded and for which no specific allocation of cost is made to any individual executive prior to the occurrence of an event of death or disability which would give rise to the payment of benefits.

(4) Represents the cumulative dollar value of restricted stock awards during the calendar year based on the closing market price of the Company's Common Stock on the date of grant. The recipients receive dividends declared on, and have voting power over, the restricted shares. The value and number of the aggregate restricted stock held by the named executive officers at December 31, 1995 was as follows:

    Mr. Schuman, $1,020,900 with 34,030 shares; Mr. Shannon, $332,100 with 11,070 shares; Mr. Spooner, $300,000 with 10,000 shares; Mr. McCarty, $210,600 with 7,020 shares; Mr. Carlson, $192,000 with 6,400 shares; and Mr. Grieve, $450,000 with 15,000 shares.

    Except for shares granted to Mr. Grieve, all shares granted during 1995, 1994 and 1993 vest on the second and fourth anniversary dates of the grant at the cumulative rate of 50% of each award, based on continued employment of the recipient. In connection with Mr. Grieve's retirement as an officer of the Company on December 31, 1995, the shares awarded to him in 1994 vested on December 31, 1995 and the shares awarded to him in 1995 vested on January 1, 1996. The number of shares awarded during 1995, 1994 and 1993, respectively, to the named executive officers were: Mr. Schuman, 25,730, 5,000 and 3,800; Mr. Shannon, 4,070, 4,000 and 3,200; Mr. Carlson, 2,200,
    2,200 and 2,000; and Mr. Grieve, 15,000, 14,000 and 0. Mr. McCarty and Mr. Spooner were executive officers only during 1995 and 1994. In 1995 and 1994, respectively, Mr. McCarty received 2,970 and 2,700 shares and Mr. Spooner received 5,000 and 5,000 shares.

    Restrictions will lapse immediately on all restricted stock awards in the event of a change in control of the Company. A change in control occurs if:
    (i) a person or group acquires 25% or more of the Company's outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change in control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person's maximum shareholding, then a change in control occurs only upon acquisition of 50% of the Company's voting power; (ii) during the period of two consecutive years, individuals who, at the beginning of such a period, were members of the Board, cease for any reason to constitute at least a majority thereof (unless the election or the nomination for election by the Company's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or whose election or nomination were previously so approved); (iii) the stockholders approve a merger or consolidation of the Company in which voting securities of the surviving entity will represent less than 80% of the Company's voting securities prior to the transaction; or (iv) the stockholders of the Company approve a plan of complete liquidation or an agreement to sell all or substantially all of the Company's assets (hereinafter a "Change in Control of the Company").

(5) Amounts reported for 1995 represent: (i) the maximum matching contribution of $4,500 made by the Company to each of the named executive officers under the Company's defined contribution 401(k) Savings Plan available generally to all employees; (ii) the matching contributions made or to be made by the Company on base salary and bonus earned in respect of 1995 which the executive elected to defer under a non-qualified deferred compensation plan maintained by the Company for a select group of executives, in the following amounts: Mr. Schuman, $24,016; Mr. Shannon, $16,200; Mr. Spooner, $9,572; Mr. McCarty, $7,950; Mr. Carlson, $6,603; and Mr. Grieve, $30,900; and (iii) in the case of Mr. Grieve, the value attributable to his Company car acquired in connection with his retirement ($35,000).

(6) On March 1, 1995 Mr. Schuman replaced Mr. Grieve as Chief Executive Officer. Mr. Grieve continued as Chairman of the Board until December 31. Mr. Shannon became Chairman of the Board on January 1, 1996.

(7) Includes, in addition to the annual cash award under the Company's incentive plans referenced in note (2) above, a one-time award of $50,000 described at page 14 hereof under the section titled Special Award in the "Report of the Compensation Committee on Executive Compensation."

(8)  Mr. Spooner became an executive officer effective June 20, 1994.

(9) Includes, in addition to the annual cash award under the Company's MIP referenced in note (2) above, which award was guaranteed, a $50,000 signing bonus.

(10) Mr. McCarty became an executive officer effective January 1, 1994.

                             OPTION GRANTS IN 1995

                                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                               ASSUMED ANNUAL RATES OF STOCK
                                  INDIVIDUAL GRANTS                                        PRICE APPRECIATION FOR OPTION TERM(1)
--------------------------------------------------------------------------------------------------------------------------------
                           NUMBER OF       PERCENT OF
                           SECURITIES        TOTAL
                           UNDERLYING       OPTIONS
                            OPTIONS        GRANTED TO      EXERCISE OR
                           GRANTED(2)      EMPLOYEES       BASE PRICE       EXPIRATION     0%            5%              10%
         NAME                 (#)           IN 1995          ($/SH)            DATE        ($)          ($)              ($)
--------------------------------------------------------------------------------------------------------------------------------
Allan L. Schuman            200,000           22.2%          $    22.875     03/01/05      -0-       $2,882,250       $7,274,250
                              7,800             .9%          $    26.8175    08/18/05      -0-       $  131,757       $  332,529
Michael E. Shannon           39,380            4.4%          $    26.8125    08/18/05      -0-       $  665,202       $1,678,843
John P. Spooner              30,000            3.3%          $    26.8125    08/18/05      -0-       $  506,756       $1,278,956
James L. McCarty             19,250            2.1%          $    26.8125    08/18/05      -0-       $  325,169       $  820,664
Gerald K. Carlson            13,750            1.5%          $    26.8125    08/18/05      -0-       $  232,263       $  586,188
Pierson M. Grieve(3)        125,000           13.9%          $    22.875     12/31/00      -0-       $  942,050       $2,129,431

(1) The dollar amounts under these columns are the results of calculations at the 0 percent, 5 percent and 10 percent compounded growth rates set or permitted by the SEC for the purposes of this table over a period equal to the term of the option. These rates and amounts are not intended to forecast possible future price appreciation of the Company's Common Stock. No gain to the optionees is possible without an increase in stock price.

(2) Except for the option granted to Mr. Grieve, all options granted during 1995 become exercisable cumulatively at the rate of 25, 50, 75 and 100 percent on each anniversary of the date of grant and become exercisable earlier upon a Change in Control of the Company.

(3) Mr. Grieve's option became exercisable in full upon his retirement as an employee of the Company on December 31, 1995.

    AGGREGATED OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES

                                                                              NUMBER OF
                                                                        SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                                       UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS AT
                                                                          DECEMBER 31, 1995           DECEMBER 31, 1995(1)
                                SHARES ACQUIRED                      ---------------------------   --------------------------
                                  ON EXERCISE      VALUE REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
             NAME                     (#)               ($)              (#)            (#)            ($)           ($)
-----------------------------------------------------------------------------------------------------------------------------
Allan L. Schuman                    -0-                -0-             196,700        287,300      $ 2,849,913   $2,244,000
Michael E. Shannon                   57,600           $ 845,136        182,500        103,680      $ 2,682,725   $  772,349
John P. Spooner                     -0-                -0-               7,500         52,500      $    60,469   $  277,031
James L. McCarty                      9,600           $ 111,620          8,700         38,550      $    80,994   $  236,884
Gerald K. Carlson                    28,000           $ 403,830         98,150         42,600      $ 1,548,378   $  339,044
Pierson M. Grieve                   -0-                -0-             787,000        -0-          $ 9,723,563      -0-

(1) Represents the difference between the fair market value of the Company's Common Stock as of December 31, 1995 and the exercise price of the option.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN(1)

The graph below compares the cumulative total shareholder return on the Company's Common Stock for the five calendar years ended December 31, 1995, with the cumulative total return on the S&P 500 Index and the S&P Specialized Services Index (formerly known as the S&P Commercial Services Index) over the same periods (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the S&P Specialized Services Index on January 1, 1991, and reinvestment of all dividends).

[EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]

            S&P 500   ECOLAB INC.    S&P SPECIALIZED SERVICES INDEX
                 100           100                               100
1991          130.47        143.38                             180.7
1992          140.41        180.78                            107.64
1993          154.56        225.55                             104.3
1994           156.6        213.77                             95.48
1995          215.45        313.24                            128.97

(1)  Total return calculations prepared by Standard & Poor's Compustat.

                               PENSION PLAN TABLE

                                                     COMBINED ANNUAL RETIREMENT INCOME FROM THE
                                                             PLANS WITH YEARS OF SERVICE
                                      -------------------------------------------------------------------------
 AVERAGE ANNUAL EARNINGS DURING
  THE HIGHEST FIVE CONTINUOUS
   YEARS OF ELIGIBLE SERVICE          10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------------------------------------------------------------------------------------------------------
           $  200,000                  40,000       60,000       80,000      100,000      120,000      120,000
           $  300,000                  60,000       90,000      120,000      150,000      180,000      180,000
           $  400,000                  80,000      120,000      160,000      200,000      240,000      240,000
           $  500,000                 100,000      150,000      200,000      250,000      300,000      300,000
           $  600,000                 120,000      180,000      240,000      300,000      360,000      360,000
           $  700,000                 140,000      210,000      280,000      350,000      420,000      420,000
           $  800,000                 160,000      240,000      320,000      400,000      480,000      480,000
           $  900,000                 180,000      270,000      360,000      450,000      540,000      540,000
           $1,000,000                 200,000      300,000      400,000      500,000      600,000      600,000
           $1,100,000                 220,000      330,000      440,000      550,000      660,000      660,000
           $1,200,000                 240,000      360,000      480,000      600,000      720,000      720,000

The preceding table shows the estimated annual benefits payable under the Company's non-contributory qualified defined benefit Pension Plan, the Company's non-contributory non-qualified defined benefit Mirror Pension Plan and the Company's Supplemental Executive Retirement Plan (based upon a 15-year period certain for the supplemental retirement benefit and a straight life annuity for both the qualified and non-qualified pension benefits) following retirement at age 65 for sample covered compensation amounts and lengths of plan participation, without regard to vesting and offsets, if any, for benefits under the Savings Plan or any predecessor plans and Social Security. At the end of 15 years, payment of amounts attributable solely to the Supplemental Executive
Retirement Plan cease. The amounts shown in the preceding table which are attributable to the Supplemental Executive Retirement Plan would be reduced by $7,194, which is the amount attributable to 50 percent of the primary Social Security annual retirement benefit, based upon 1995 maximum levels for retirement in 1995 at age 65, and by annuitized amounts presumed to be paid from the Company's matching contribution made prior to July 1, 1995 under the Company's Savings Plan and a former profit-sharing plan of the Company.

The table does not show the additional "past service benefit" provided under the Supplemental Executive Retirement Plan to eligible executives who are unable to earn the maximum supplemental benefit by retirement at or after age 65 because the executive was hired by the Company after age 35. The past service benefit would add an additional benefit of 1 percent of the difference between covered compensation at retirement and earnings at the time of joining the Company ("first year earnings") for each year of service less than 30 years. Messrs. Shannon, Spooner and Grieve are currently subject to these provisions and their first year earnings and estimated years of service creditable as past service are as follows: Mr. Shannon, $215,682 with 13.12 years; Mr. Spooner $365,000 with 12.93 years; and Mr. Grieve, $250,000 with 17 years.

Applicable approximate covered compensation and credited years of service as of December 31, 1995 for the combined pensions and supplemental executive retirement benefits for the individuals named in the Summary Compensation Table at page 15 hereof are as follows: Mr. Schuman, $622,727 with 38.2 years; Mr. Shannon, $533,647 with 11 years; Mr. Spooner, $471,872 with 1 year; Mr. McCarty, $262,573 with 32.9 years; Mr. Carlson, $364,209 with 29.5 years; and Mr. Grieve, $1,110,760 with 13 years.

Covered compensation is based on the executive officer's average annual earnings during the five continuous years of highest earnings. In general, there is no material variation between compensation used to determine covered compensation and the base salary and bonus compensation of executive officers as reported in the Summary Compensation Table at page 15 hereof. Certain adjustments were made in the calculation of Mr. Grieve's covered compensation, as described in the following section under the heading "Agreements With Former Chief Executive Officer."

AGREEMENTS WITH FORMER CHIEF EXECUTIVE OFFICER

In connection with his retirement on December 31, 1995, Mr. Grieve became entitled to receive an annual normal retirement benefit of $414,540, which is comprised of the regular retirement pension benefit for executives described under the Pension Plan Table located at page 18 hereof, increased by $71,380, due to certain adjustments to his covered compensation made pursuant to Mr. Grieve's 1994 employment contract. As permitted by the terms of the plans, Mr. Grieve elected to receive this benefit in an actuarially equivalent form of a 100 percent joint and survivor annuity of $165,262 annually and a lump sum payment of $2,146,064. In addition, Mr. Grieve's unvested restricted stock awards granted in 1994 (14,000 shares) and 1995 (15,000 shares) vested on December 31, 1995 and January 1, 1996, respectively, and had cumulative fair market values of $420,000 and $450,000, respectively, on the applicable vesting date. Base salary and bonus previously deferred by Mr. Grieve, and any matching contributions thereon made by the Company, under the Company's qualified 401(k) and non-qualified deferred compensation plans are vested and payable in a form elected by Mr. Grieve pursuant to the terms of those plans. As a retiree of the Company, Mr. Grieve is provided with medical benefits in accordance with the Company's medical plan available generally to all retirees of the Company. Mr. Grieve is provided a before-tax post-retirement death benefit equal to $750,000 under a self-funded death benefit arrangement for a select group of executives of the

Company. In accordance with the customary terms of employee stock options, Mr. Grieve will be entitled to exercise options until the earlier of (i) the expiration of the option or (ii) December 31, 1998 for pre-1992 grants and December 31, 2000 for post 1991 grants.

The Company has entered into a ten year consulting arrangement with Mr. Grieve whereby the Company will have the continuing benefit of Mr. Grieve's expertise on certain matters and his participation in certain activities largely related to public and community affairs. In support thereof, the Company will provide secretarial support and up to $3,000 per month in office and related expenses.

DIRECTOR REMUNERATION

The Board's Governance Committee annually reviews the compensation policies for its outside directors and makes a recommendation to the Board of Directors. The review takes into consideration the fact that Board compensation should align the interest of directors with that of the shareholders and assure that directors are adequately and competitively compensated for their time and effort. In terms of competitive practice, the Committee looks at national data of public companies in the size range similar to that of the Company.

Members of the Board of Directors who are not employees of the Company are paid an annual retainer of $22,000 and an attendance fee of $1,000 for each Board or committee meeting they attend. Committee chairs each receive an additional fee of $4,500 per annum. Directors who are also Company employees receive no separate remuneration for Board service.

Each non-employee director participates in the Company's Non-Employee Director Stock-For-Retainer Plan under which 75% of earned annual retainer is paid in Common Stock and the remaining 25% is paid quarterly in cash. The Common Stock is paid as of December 31 of each year in such number of shares as have a fair market value on such date equal to the sum of (i) 75% of that year's retainer earned by the non-employee director, and (ii) market rate interest accrued on such portion of the retainer from the end of the quarter in which the retainer was earned, through December 31. A non-employee director who leaves the Board prior to December 31 of a year will receive the unpaid retainer and interest in cash rather than Common Stock.

Under a deferred compensation plan, non-employee directors may elect to defer some, or all, of the cash portion of their directors fees until a future date or until occurrence of specified events. Amounts deferred are not subject to federal income tax until received by the participant and are commingled with the Company's general operating funds and earn interest at market rates.

Following termination as a member of the Board of Directors for any reason, a non-employee director who has completed at least three years of service as a Board member (or in the case of a deceased director, his or her beneficiary) is entitled to an annual fee equal to the amount paid as an annual retainer to active non-employee directors at the date of the termination. Non-employee directors first elected to the Board prior to March 1982 are entitled to the same fee, but such fee shall be adjusted to equal the annual fee payable from time to time to active non-employee directors. The annual fee in each case is payable for a term equal to the period of such director's service on the Board up to a maximum of fifteen years, and is contingent upon the director not engaging in any activity competitive to the Company's business.

Each non-employee director participates in a Company-provided insurance package which provides $75,000 group term life insurance and $75,000 accidental death and dismemberment coverage. Each such director also has $50,000 accident coverage while traveling on Company business.

Each non-employee director participates in the Company's 1995 Non-Employee Director Stock Option Plan. Under that Plan, each such director elected at an annual meeting of stockholders to a full three-year term receives a non-statutory option to purchase 6,000 shares of Common Stock at the fair market value of the Common Stock on such date. The option becomes exercisable, on a cumulative basis, as to 2,000 shares on each of the next three subsequent annual meetings of stockholders. A director elected or appointed to less than a full three-year term receives a pro rated grant. In the event a director ceases to serve due to death or disability, all shares subject to the option become immediately exercisable.

An option may be exercised for a period of ten years from grant. However, in the event the director ceases to be a director due to death or disability, or for any other reason, the exercise period is shortened to five years from such date. No option can be exercised after the expiration of the original term.

                              CERTAIN TRANSACTIONS

The Company and Henkel KGaA each have a 50% economic interest in a joint venture engaged in industrial and institutional cleaning and sanitizing businesses throughout Europe ("Joint Venture"). Neither partner may transfer its interest without the other's consent. Henkel KGaA, by virtue of a tie-breaking vote on certain operational matters, may control the day-to-day operations of the Joint Venture. Strategic decisions concerning the Joint Venture require the agreement of the Company and Henkel. While the Joint Venture has its own manufacturing, training and research and development facilities, it also has access to the basic technology of both the Company and Henkel for which it pays each company an equal royalty based on net sales. The Joint Venture operates on a stand alone basis but obtains certain administrative support from Henkel and its affiliates. The Joint Venture may acquire products from the Company and Henkel as well as from third parties. All royalties and prices for administrative services and products are based on arm's length negotiations.

The Company also holds options, exercisable through July 11, 2001, to acquire Henkel's interest in cleaning and sanitizing businesses in Africa, Japan, Korea and China at formula prices, in general, based on earnings of the businesses.

As of March 19, 1996, Henkel and its affiliates owned approximately 15.47 million shares of the Company's Common Stock as set forth in the table of Security Ownership of Certain Beneficial Owners located on page 2 hereof.

Henkel's equity ownership in the Company is subject to an agreement ("Stockholder's Agreement") containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. Generally, the Stockholder's Agreement terminates on June 26, 2009. During the year second preceding such date, Henkel and the Company will commence negotiations for an extension of the term. If an agreement to extend such term is not reached, Henkel would have the right, and in certain circumstances the obligation, to purchase the Company's interest in the Joint Venture. The purchase price shall be paid by Henkel in Common Stock owned by it, with any excess price payable in cash. If the value of Henkel's Common Stock ownership exceeds the purchase price, then the Company may acquire such remaining Common Stock at market value. After any such purchase, the Stockholder's Agreement would remain in effect for an additional two years. In addition, the Stockholder's Agreement provides that if the Joint Venture is terminated or Henkel owns less than one percent of the Company's Common Stock, the Stockholder's Agreement will terminate two years after the latest of such events.

Pursuant to the Stockholder's Agreement, Henkel is precluded from acquiring more than 26% of the Company's outstanding Common Stock prior to July 11, 2000 and 30% thereafter or from acting, alone or in concert with others, to control or influence the Company. Henkel may sell its shares of the Company's Common Stock under certain conditions specified in the Stockholder's Agreement subject to the Company's right of first refusal. In addition, Henkel has agreed to vote its shares, in the case of election of directors of the Company or certain stockholder proposals, in accordance with the recommendation or directions of the Board. In all other cases, except with respect to certain "strategic transactions," Henkel may vote, at its option, either in accordance with the recommendation of the Board or pro rata in the same manner and proportion that votes of the stockholders of the Company (other than Henkel and officers or directors of the Company) have been cast. Any vote with respect to "strategic transactions" (among other things, a disposition, recapitalization or dissolution of the Company, a change in the Company's Restated Certificate of Incorporation or other transaction which could have a material effect upon Henkel's investment in the Common Stock) may be cast at Henkel's sole discretion. Henkel also is entitled to designate nominees for election to the Company's Board of Directors proportionate to the percentage of its holding of voting securities in the Company (rounded to the nearest whole number). Further information concerning Henkel directorships is found at page 5 hereof under the heading "Election of Directors."

                              COMPANY TRANSACTIONS

During 1995, the Company sold products and services in the amount of approximately $1,199,000 to Henkel KGaA or its affiliates, and purchased products and services in the amount of approximately $4,673,000 from Henkel KGaA or its affiliates. The sales were made at prices comparable to prices charged to other customers and the Company believes that the amounts paid for products and services purchased were comparable with prices charged by other suppliers for similar products.

In 1991, as part of the transaction with Henkel KGaA in which the Joint Venture was formed, the Company acquired Henkel's industrial and institutional cleaning and sanitizing businesses in 19 countries outside of Europe. The Company received the right, in return for the annual payment of 2.5 million Deutsche marks (approximately $1,800,000), to have access to existing and future technology of Henkel which is relevant to most of the Company's businesses. The payment obligation continues until 1997 and was determined through arm's length negotiation. In addition, for an interim period, the businesses acquired from Henkel will obtain certain administrative services and products from Henkel until those businesses are fully integrated by the Company. These arrangements were determined through arm's length negotiations as part of the overall 1991 transaction with Henkel KGaA. During 1995, the 19 non-European businesses paid Henkel or its affiliates approximately $1,385,000 for administrative services and approximately $3,063,000 for products under supply arrangements.

During 1995, the Company sold products in the amount of approximately $385,000 to Hormel Foods Corporation of which Mr. Joel W. Johnson is the Chairman of the Board, President and Chief Executive Officer. These sales were made at prices comparable to prices charged to other customers for similar products.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Coopers & Lybrand L.L.P. as independent accountants to audit the consolidated financial statements of the Company for the year ending December 31, 1996, and to perform other appropriate audit, accounting and consulting services. Coopers & Lybrand L.L.P. has served as independent accountants for the Company since 1970. Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Under the laws of the State of Delaware, stockholder ratification of the appointment of independent accountants is not required. However, the Company deems it advisable to submit the appointment of Coopers & Lybrand L.L.P. for stockholder consideration and ratification.

The Board of Directors recommends a vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. as independent accountants for the Company. In accordance with the By-Laws of the Company, abstentions will not be counted as votes cast for purposes of calculating votes for or against ratification of the appointment of Coopers & Lybrand L.L.P. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR ratification of the appointment. If the appointment is not ratified, the Board of Directors will reconsider the matter.

                                 OTHER MATTERS

FUTURE STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the Annual Meeting of Stockholders in respect of the year ending December 31, 1996, must be received by the Company no later than November 30, 1996 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy.

Stockholder proposals should be sent to the Secretary of the Company at the address found at the top of page 1.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors and management do not intend to present, and have no knowledge that other persons will present, any matters at the meeting in addition to those described herein. Should any other matters properly come before the meeting which call for a vote of the stockholders, the persons named in the accompanying proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          KENNETH A. IVERSON,
                                          Vice President and Secretary
March 29, 1996

[RECYCLE LOGO]        RECYCLED PAPER WITH A MINIMUM
                      OF 10% POST CONSUMER WASTE.

                                 P R O X Y
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                ECOLOB INC.

                      ANNUAL MEETING OF STOCKHOLDERS
                               MAY 10, 1996

The undersigned hereby appoints Allan L. Schuman and Kenneth A. Iverson, or either of them, with full power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held at the McKnight Theater in The Ordway Music Theater, 345 Washington Street, St. Paul, Minnesota on Friday, May 10, 1996 at
10:00 a.m. and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

Election of Directors:
Nominees: J.J. Howard, J.W. Johnson, J.W. Levin, R.F. Richards, R.L. Schall,
          R. Schulz

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                          SEE REVERSE SIDE

/X/ PLEASE MARK YOUR VOTES AS IN
    THIS EXAMPLE.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.
--------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.
--------------------------------------------------------------------------
                                     FOR   WITHHELD
1. Election of 6 Directors.          / /     / /
   (see reverse)

For All except the following nominee(s):

----------------------------------------------------
--------------------------------------------------------------------------
                                     FOR   AGAINST   ABSTAIN
2. Approval of independent           / /     / /        / /
   accountants.


Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such.


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 SIGNATURE(S)                                         DATE